Exhibit 10.1(f)

Lone Star Technologies, Inc.

Amendment to the

1985 Long-Term Incentive Plan (the “Plan”)

Approved by the Board of Directors on March 21, 2002

and Shareholders on May 9, 2002

Section 3 of the Plan is amended by amending the first sentence of said Section to read as follows (the new language is in bold type):  “The aggregate number of shares of stock which may be issued under the Plan shall not exceed five million seven hundred thousand (5,700,000) shares of Common Stock.”